UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO.     )*


                      Versant Object Technology Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0009252841
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Pages 1 of 22 pages



CUSIP No.  0009252841                                         Page 2 of 22 Pages

------- ------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Atlas Venture Fund, L.P.

------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [  ]
                                                                    (b) [  ]

------- ------------------------------------------------------------------------
3       SEC USE ONLY


------- ------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts Limited Partnership

-------------------------------- ------ ----------------------------------------
                                 5      SOLE VOTING POWER
NUMBER OF                                    0 shares
SHARES
                                 ------ ----------------------------------------
BENEFICIALLY OWNED BY            6      SHARED VOTING POWER
EACH                                         494,333 shares

                                 ------ ----------------------------------------
REPORTING                        7      SOLE DISPOSITIVE POWER
PERSON                                       0 shares
WITH
                                 ------ ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                             494,333 shares

------- ------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            494,333 shares

------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

             PN
------- ------------------------------------------------------------------------


                              Pages 2 of 22 pages



CUSIP No.  0009252841                                         Page 3 of 22 Pages


------- ------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Atlas Venture Associates, L.P.

------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [  ]
                                                                    (b) [  ]

------- ------------------------------------------------------------------------
3       SEC USE ONLY


------- ------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware Limited Partnership

-------------------------------- ------ ----------------------------------------
                                 5      SOLE VOTING POWER
NUMBER OF                                    0 shares
SHARES
                                 ------ ----------------------------------------
BENEFICIALLY OWNED BY            6      SHARED VOTING POWER
EACH                                         494,333 shares

                                 ------ ----------------------------------------
REPORTING                        7      SOLE DISPOSITIVE POWER
PERSON                                       0 shares
WITH
                                 ------ ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                             494,333 shares

------- ------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            494,333 shares

------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

             PN
------- ------------------------------------------------------------------------


                              Pages 3 of 22 pages



CUSIP No.  0009252841                                         Page 4 of 22 Pages

------- ------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Atlas Venture Partners III, B.V.

------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [  ]
                                                                    (b) [  ]

------- ------------------------------------------------------------------------
3       SEC USE ONLY


------- ------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

             The Netherlands

-------------------------------- ------ ----------------------------------------
                                 5      SOLE VOTING POWER
NUMBER OF                                    0 shares
SHARES
                                 ------ ----------------------------------------
BENEFICIALLY OWNED BY            6      SHARED VOTING POWER
EACH                                         494,333 shares

                                 ------ ----------------------------------------
REPORTING                        7      SOLE DISPOSITIVE POWER
PERSON                                       0 shares
WITH
                                 ------ ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                             494,333 shares

------- ------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            494,333 shares

------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

             CO
------- ------------------------------------------------------------------------


                              Pages 4 of 22 pages



CUSIP No.  0009252841                                         Page 5 of 22 Pages

------- ------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Atlas Venture Europe Fund B.V.

------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [  ]
                                                                    (b) [  ]

------- ------------------------------------------------------------------------
3       SEC USE ONLY


------- ------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

             The Netherlands

-------------------------------- ------ ----------------------------------------
                                 5      SOLE VOTING POWER
NUMBER OF                                    0 shares
SHARES
                                 ------ ----------------------------------------
BENEFICIALLY OWNED BY            6      SHARED VOTING POWER
EACH                                         494,333 shares

                                 ------ ----------------------------------------
REPORTING                        7      SOLE DISPOSITIVE POWER
PERSON                                       0 shares
WITH
                                 ------ ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                             494,333 shares

------- ------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            494,333 shares

------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

             CO
------- ------------------------------------------------------------------------


                              Pages 5 of 22 pages



CUSIP No.  0009252841                                         Page 6 of 22 Pages

------- ------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Atlas Venture Beheer II B.V.

------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [  ]
                                                                    (b) [  ]

------- ------------------------------------------------------------------------
3       SEC USE ONLY


------- ------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

             The Netherlands

-------------------------------- ------ ----------------------------------------
                                 5      SOLE VOTING POWER
NUMBER OF                                    0 shares
SHARES
                                 ------ ----------------------------------------
BENEFICIALLY OWNED BY            6      SHARED VOTING POWER
EACH                                         494,333 shares

                                 ------ ----------------------------------------
REPORTING                        7      SOLE DISPOSITIVE POWER
PERSON                                       0 shares
WITH
                                 ------ ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                             494,333 shares

------- ------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            494,333 shares

------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

             CO
------- ------------------------------------------------------------------------


                              Pages 6 of 22 pages


CUSIP No.  0009252841                                         Page 7 of 22 Pages

------- ------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Atlas InvesteringsGroep N.V.

------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [  ]
                                                                    (b) [  ]

------- ------------------------------------------------------------------------
3       SEC USE ONLY


------- ------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

             The Netherlands

-------------------------------- ------ ----------------------------------------
                                 5      SOLE VOTING POWER
NUMBER OF                                    0 shares
SHARES
                                 ------ ----------------------------------------
BENEFICIALLY OWNED BY            6      SHARED VOTING POWER
EACH                                         494,333 shares

                                 ------ ----------------------------------------
REPORTING                        7      SOLE DISPOSITIVE POWER
PERSON                                       0 shares
WITH
                                 ------ ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                             494,333 shares

------- ------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            494,333 shares

------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

             CO
------- ------------------------------------------------------------------------



                              Pages 7 of 22 pages


CUSIP No.  0009252841                                         Page 8 of 22 Pages

------- ------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Michiel de Haan

------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [  ]
                                                                    (b) [  ]

------- ------------------------------------------------------------------------
3       SEC USE ONLY


------- ------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

             The Netherlands

-------------------------------- ------ ----------------------------------------
                                 5      SOLE VOTING POWER
NUMBER OF                                    0 shares
SHARES
                                 ------ ----------------------------------------
BENEFICIALLY OWNED BY            6      SHARED VOTING POWER
EACH                                         494,333 shares

                                 ------ ----------------------------------------
REPORTING                        7      SOLE DISPOSITIVE POWER
PERSON                                       0 shares
WITH
                                 ------ ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                             494,333 shares

------- ------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            494,333 shares

------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

             IN
------- ------------------------------------------------------------------------



                              Pages 8 of 22 pages


CUSIP No.  0009252841                                         Page 9 of 22 Pages

------- ------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Evert Smid

------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a) [  ]
                                                               (b) [  ]

------- ------------------------------------------------------------------------
3       SEC USE ONLY


------- ------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

             The Netherlands

-------------------------------- ------ ----------------------------------------
                                 5      SOLE VOTING POWER
NUMBER OF                                    0 shares
SHARES
                                 ------ ----------------------------------------
BENEFICIALLY OWNED BY            6      SHARED VOTING POWER
EACH                                         494,333 shares

                                 ------ ----------------------------------------
REPORTING                        7      SOLE DISPOSITIVE POWER
PERSON                                       0 shares
WITH
                                 ------ ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                             494,333 shares

------- ------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            494,333 shares

------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.7%

------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

             IN
------- ------------------------------------------------------------------------


                               Page 9 of 22 Pages



                                  Schedule 13G
                                  ------------

Item 1(a).        Name of Issuer:  Versant Object Technology Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  1380 Willow Road, Menlo Park, California  94025

Item 2(a). Names of Persons Filing: Atlas Venture Fund, L.P., Atlas Venture Associates, L.P., Atlas Venture Partners III, B.V., Atlas Venture Europe Fund B.V., Atlas Venture Beheer II B.V., Atlas InvesteringsGroep N.V., Michiel de Haan and Evert Smid.

                  Atlas Venture Associates, L.P. is the sole general partner of Atlas Venture Fund, L.P. Atlas Venture Partners III, B.V. is a general partner of Atlas Venture Associates, L.P. Atlas
                  InvesteringsGroep N.V. is the sole shareholder of Atlas Venture Europe Fund B.V. and Atlas Venture Beheer II B.V. Messrs. de Haan and Smid are managing directors and shareholders of Atlas Venture Partners III, B.V. and are managing directors of Atlas InvesteringsGroep N.V.

Item 2(b).        Address of Principal  Business Office or, if None,  Residence:
                  The address of the principal business office of Atlas Venture Fund, L.P. and Atlas Venture Associates, L.P. is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116. The address of the principal business office of Atlas Venture Partners III, B.V., Atlas Venture Europe Fund B.V., Atlas Venture Beheer II B.V., Atlas InvesteringsGroep N.V., and Messrs. de Haan and Smid is Atlas InvesteringsGroep N.V., Naarderpoort 1, 1411 MA Naarden, The Netherlands.

Item 2(c). Citizenship: Atlas Venture Fund, L.P. is a limited partnership organized under the laws of the Commonwealth of Massachusetts. Atlas Venture Associates, L.P. is a limited partnership organized under the laws of the State of Delaware. Atlas Venture Partners III, B.V., Atlas Venture Europe Fund B.V., Atlas Venture Beheer II B.V. and Atlas InvesteringsGroep N.V. are each a corporation organized under the laws of The
                  Netherlands. Messrs. de Haan and Smid are citizens of The Netherlands.

Item 2(d).        Title of Class of Securities:  Common Stock, no par value

Item 2(e).        CUSIP Number:  0009252841

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)      [   ]    Broker or Dealer registered under Section 15
                                    of the Securities  Exchange Act of 1934 (the
                                    "Act").

                  (b)      [   ]    Bank as defined  in  Section  3(a)(6) of the
                                    Act.

                  (c)      [   ]    Insurance  Company  as  defined  in  Section
                                    3(a)(19) of the Act.



                               Page 10 of 22 Pages




                  (d)      [   ]    Investment  Company registered under Section
                                    8 of the Investment Company Act of 1940.

                  (e)      [   ]    Investment  Adviser registered under Section
                                    203 of the Investment Advisers Act of 1940.

                  (f)      [   ]    Employee Benefit Plan, Pension Fund which is
                                    subject to the  provisions  of the  Employee
                                    Retirement  Income  Security  Act of 1974 or
                                    Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g)      [   ]    Parent Holding  Company,  in accordance with
                                    Rule 13d-1(b)(ii)(G) of the Act.

                  (h)      [   ]    Group,     in    accordance     with    Rule
                                    13d-1(b)(1)(ii)(H) of the Act.

                  Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  Each of Atlas Venture Fund, L.P., Atlas Venture Associates, L.P., Atlas Venture Europe Fund B.V., Atlas Venture Beheer II, B.V. and Atlas InvesteringsGroep N.V. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 494,333 shares of Common Stock as of December 31, 1996. Each of Messrs. de Haan and Smid may be deemed to own beneficially 494,333 shares of Common Stock as of December 31, 1996.

                  As of December 31, 1996, Atlas Venture Fund, L.P. is the record owner of 247,167 shares of Common Stock, Atlas Venture Europe Fund B.V. is the record owner of 123,583 shares of Common Stock, and Atlas Venture Beheer II B.V. is the record owner of 123,583 shares of Common Stock (referred to as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 494,333 shares of Common Stock. In their capacities as managing directors of Atlas Venture Partners III, B.V. and Atlas InvesteringsGroep N.V., each of Messrs. de Haan and Smid may be deemed to own beneficially 494,333 shares of Common Stock.

         (b)      Percent of Class:

                  Atlas Venture Fund, L.P.                       5.7%
                  Atlas Venture Associates, L.P.                 5.7%
                  Atlas Venture Partners III, B.V.               5.7%
                  Atlas Venture Europe Fund B.V.                 5.7%
                  Atlas Venture Beheer II B.V.                   5.7%
                  Atlas InvesteringsGroep N.V.                   5.7%
                  Michiel de Haan                                5.7%
                  Evert Smid                                     5.7%


                               Page 11 of 22 Pages




         The foregoing percentages are calculated based on the 8,718,452 shares of Common Stock reported to be outstanding in Form 10-QSB of Versant Object Technology Corporation for the Quarter Ended September 30, 1996.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           0 shares for each reporting person

                  (ii)     shared power to vote or to direct the vote:

                            Atlas Venture Fund, L.P.              494,333 shares
                            Atlas Venture Associates, L.P.        494,333 shares
                            Atlas Venture Partners III, B.V.      494,333 shares
                            Atlas Venture Europe Fund B.V.        494,333 shares
                            Atlas Venture Beheer II B.V.          494,333 shares
                            Atlas InvesteringsGroep N.V.          494,333 shares
                            Michiel de Haan                       494,333 shares
                            Evert Smid                            494,333 shares

                  (iii) sole power to dispose or to direct the dispositions of:

                           0 shares for each reporting person

                  (iv) shared power to dispose or to direct the disposition of:

                           Atlas Venture Fund, L.P.               494,333 shares
                           Atlas Venture Associates, L.P.         494,333 shares
                           Atlas Venture Partners III, B.V.       494,333 shares
                           Atlas Venture Europe Fund B.V.         494,333 shares
                           Atlas Venture Beheer II B.V.           494,333 shares
                           Atlas InvesteringsGroep N.V.           494,333 shares
                           Michiel de Haan                        494,333 shares
                           Evert Smid                             494,333 shares

         Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Versant Object Technology Corporation, except in the case of (i) Atlas Venture Fund, L.P. for the 247,167 shares which it holds of record, (ii) Atlas Venture Europe Fund B.V. for the 123,583 shares which it holds of record, and (iii) Atlas Venture Beheer II B.V. for the 123,583 shares which it holds of record.



                               Page 12 of 22 Pages




Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



                               Page 13 of 22 Pages



                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 7, 1997

ATLAS VENTURE FUND, L.P.                        ATLAS VENTURE PARTNERS III, B.V.

By:   Atlas Venture Associates, L.P.
                                                By:                *
                                                    ----------------------------
                                                          Michiel de Haan,
                                                          Managing Director
By:            *
   -----------------------------
      Christopher J. Spray,
      General Partner                           ATLAS VENTURE BEHEER II B.V.

ATLAS VENTURE ASSOCIATES, L.P.                  By: Atlas InvesteringsGroep N.V.


By:            *                                By:                *
   -----------------------------                    ----------------------------
      Christopher J. Spray,                               Michiel de Haan,
      General Partner                                     Managing Director

ATLAS INVESTERINGSGROEP N.V.


By:            *                                                   *
   -----------------------------                    ----------------------------
      Michiel de Haan,                                   Michiel de Haan
      Managing Director

                                                                   *
                                                     ---------------------------
ATLAS VENTURE EUROPE FUND B.V.                           Evert Smid

By:   Atlas InvesteringsGroep N.V.

By:            *
   -----------------------------
      Michiel de Haan,
      Managing Director

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney on file with the Securities and Exchange Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


     /s/ Jeanne Larkin Henry
     ---------------------------
         Jeanne Larkin Henry
         Attorney-in-fact



                               Page 14 of 22 Pages



                                                                       Exhibit 1
                                    AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Versant Object Technology Corporation.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 7th day of February, 1997.

ATLAS VENTURE FUND, L.P.                        ATLAS VENTURE PARTNERS III, B.V.

By:   Atlas Venture Associates, L.P.
                                                By:              *
                                                   ----------------------------
                                                           Michiel de Haan,
                                                           Managing Director
By:            *
   -----------------------------
      Christopher J. Spray,
      General Partner                           ATLAS VENTURE BEHEER II B.V.

ATLAS VENTURE ASSOCIATES, L.P.                  By: Atlas InvesteringsGroep N.V.


By:            *                                By:              *
   -----------------------------                   ----------------------------
      Christopher J. Spray,                             Michiel de Haan,
      General Partner                                   Managing Director

ATLAS INVESTERINGSGROEP N.V.


By:            *                                                 *
   -----------------------------                    ---------------------------
      Michiel de Haan,                                  Michiel de Haan
      Managing Director

                                                                  *
                                                     --------------------------
ATLAS VENTURE EUROPE FUND B.V.                          Evert Smid

By:   Atlas InvesteringsGroep N.V.

By:            *
   -----------------------------
      Michiel de Haan,
      Managing Director

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney on file with the Securities and Exchange Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


     /s/ Jeanne Larkin Henry
     --------------------------
         Jeanne Larkin Henry
         Attorney-in-fact



                               Page 15 of 22 Pages





                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund, L.P., Atlas Venture Associates, L.P., Atlas Venture Partners III, B.V., Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V., and Atlas Venture Beheer II B.V. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.





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                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]




                               Page 16 of 22 Pages





      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                           /s/ Christopher J. Spray
                                           --------------------------------
                                                Christopher J. Spray


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

      On this 31st day of January,  1997,  before me personally came Christopher
J. Spray, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                              /s/ Elizabeth  A. LeBlanc
                                           -------------------------------
                                           Notary Public

                                           My commission expires:  July 3, 1998


                               Page 17 of 22 Pages



      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                           /s/ Barry Fidelman
                                           -------------------------
                                               Barry Fidelman


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

      On this 31st day of January, 1997, before me personally came Barry Fidelman, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                              /s/ Elizabeth  A. LeBlanc
                                           -----------------------------
                                           Notary Public

                                           My commission expires:  July 3, 1998


                               Page 18 of 22 Pages



      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                           /s/ Michiel de Haan
                                           --------------------------
                                               Michiel de Haan


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

      On this 31st day of January, 1997, before me personally came Michiel de Haan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                              /s/ Elizabeth  A. LeBlanc
                                           -------------------------------
                                           Notary Public

                                           My commission expires:  July 3, 1998


                               Page 19 of 22 Pages



      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                           /s/ Evert Smid
                                           -------------------------
                                               Evert Smid


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

      On this 31st day of January, 1997, before me personally came Evert Smid, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                              /s/ Elizabeth  A. LeBlanc
                                           --------------------------------
                                           Notary Public

                                           My commission expires:  July 3, 1998


                               Page 20 of 22 Pages



      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                           /s/ Allan R. Ferguson
                                           ----------------------------
                                               Allan R. Ferguson


Commonwealth of Massachusetts  )
                               ) ss:
County of Suffolk              )

      On this 31st day of January, 1997, before me personally came Allan R. Ferguson, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                              /s/ Elizabeth  A. LeBlanc
                                           -----------------------------
                                           Notary Public

                                           My commission expires:  July 3, 1998



                               Page 21 of 22 Pages




      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                           /s/ Jean-Francois Formela
                                           -----------------------------
                                               Jean-Francois Formela


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )

      On this 31st day of January, 1997, before me personally came Jean-Francois Formela, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                              /s/ Elizabeth  A. LeBlanc
                                           -----------------------------
                                           Notary Public

                                           My commission expires:  July 3, 1998


                               Page 22 of 22 Pages